S-1/A 2 rcat1223forms1a2exh5_1.htm Opinion of The Crone law Group, P.C. as to the legality of the securities being registered

Exhibit 5.1

December 29, 2020

Red Cat Holdings, Inc.

607 Ponce de Leon Ave, Suite 407

San Juan, PR 85251

Gentlemen:

We have acted as counsel to Red Cat Holdings, Inc., a Nevada corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (Registration No. 333-333-249776) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale from time to time of up to 4,897,685 shares of common stock of the Company to be offered pursuant to the prospectus which is part of the Registration Statement, which consists of (i) 3,470,813 issued and outstanding shares of common stock (the “Shares”), and (ii) 1,426,872 shares of common stock issuable upon conversion of shares of Series B convertible preferred stock (the “Series B Conversion Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed or other copies of (a) the Certificate of Incorporation and Bylaws, both as amended, of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized, validly issued, fully paid and non-assessable, and (iii) the Series B Conversion Shares, when issued upon conversion in accordance with the terms and conditions of the Series B convertible preferred stock, will be validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

THE CRONE LAW GROUP, P.C.

/s/ The Crone Law Group, P.C.